Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Members of

Valero GP, LLC:

We consent to the incorporation by reference in the registration statement Form S-8 (Nos. 333-109541, 333-88264, 333-81806 and 333-138133), on Form S-4 (No. 333-120726) and on Form S-3 (File No. 333-109412) of Valero L.P. and subsidiaries of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Valero L.P. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, cash flows and partners’ equity for each of the years in the three year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, the effectiveness of internal control over financial reporting as of December 31, 2006 and the balance sheet of Riverwalk Logistics, L.P. as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of Valero L.P. and subsidiaries.

/s/ KPMG

San Antonio, Texas

February 28, 2007